Exhibit 23.3

                        Consent of Independent Auditors


The Board of Directors
Aetna Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Aetna Inc. for the registration of common stock of Aetna Inc. issuable pursuant to the Aetna Inc. Non-Employee Director Deferred Stock and Deferred Compensation Plan of our report dated April 23, 1996, relating to the consolidated balance sheet of Aetna Inc. as of April 22, 1996, which report appears in the Aetna Life and Casualty Company's Current Report on Form 8-K dated June 28, 1996.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                                                   /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
July 16, 1996